UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2023

NORTHEAST COMMUNITY BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-40589	86-3173858
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

325 Hamilton Avenue, White Plains, New York 10601

(Address of principal executive offices) (Zip Code)

(914) 684-2500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	NECB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)       On June 22, 2023, NorthEast Community Bancorp, Inc. (the “Company”) and its wholly owned subsidiary, NorthEast Community Bank (the “Bank’), entered into an employment agreement with Donald S. Hom, Executive Vice President and Chief Financial Officer of the Company and the Bank. The employment agreement provides for a 36-month term, and the term of the employment agreement will extend for an additional 12 months on each anniversary of the effective date of the agreement, unless the Board of Directors of the Company and Bank or Mr. Hom decide not to extend the term. The employment agreement provides for an initial base salary of $285,000 for Mr. Hom. In addition to base salary, the agreement also provides that Mr. Hom will be eligible to participate in short-term and long-term incentive compensation, determined and payable at the discretion of the Compensation Committee of the Company’s and the Bank’s Board of Directors. Mr. Hom will also be entitled to continued participation in any fringe benefit arrangements in which he was participating on the effective date of the employment agreement. In addition, the agreement provides for reimbursement of reasonable travel and other business expenses incurred in connection with the performance of Mr. Hom’s duties.

If Mr. Hom’s employment is terminated by the Company and the Bank during the term of the employment agreement, without cause, including a resignation for good reason (as defined in the agreement), but excluding termination for cause or due to death, disability, retirement or following a change in control, Mr. Hom would be entitled to a payment equal to a three times the sum of: (i) his annual base salary plus (ii) his target annual bonus in effect on the termination date. If Mr. Hom elects continued medical and dental coverage under COBRA, the Bank will reimburse Mr. Hom in an after-tax amount equal to the monthly COBRA premium paid by Mr. Hom for such coverage, less the active employee premium for such coverage. In addition, Mr. Hom would receive any unpaid annual bonus for the completed fiscal year and, to the extent there are any outstanding equity plan awards made to him, the treatment of such awards upon termination would be determined in accordance with the terms of the applicable equity plan and award agreements.

If Mr. Hom’s employment is terminated during the term of the employment agreement by the Company and the Bank without cause, including a resignation for good reason (as defined in the agreement), within 24 months after a change in control of the Company or Bank (as also defined in the agreement), Mr. Hom would be entitled to a payment equal to a multiple of three times of the sum of: (i) his annual base salary (or his base salary in effect immediately before the change in control, if higher) plus (ii) his annual target bonus (or his target bonus in effect immediately before the change in control, if higher). The payment will also include a sum equal to Mr. Hom’s prior year bonus in a lump sum on the date on which the bonus would have been paid to him but for his termination of employment. In addition, Mr. Hom will receive a lump sum payment equal to the cost of providing continued medical and dental coverage for 36 months following termination less the active employee charge for such coverage in effect on the termination date. Further, to the extent there are any outstanding equity plan awards made to Mr. Hom, the treatment of such awards upon termination would be determined in accordance with the terms of the applicable equity plan and award agreements.

The employment agreement provides that, except in the event of a change in control or involuntary termination of employment for reasons other than cause, Mr. Hom is subject to a one-year non-compete in the event his employment is terminated. The employment agreement further requires that Mr. Hom not solicit business, customers or employees of the Company and Bank for a 12-month period following termination (other than a termination of employment following a change in control) and require the Mr. Hom to maintain confidential information.

The Company will file a copy of Mr. Hom’s employment agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending June 30, 2023.

Item 9.01	Financial Statements and Other Exhibits.

(d)	Exhibits

	Number	Description

	104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

NORTHEAST COMMUNITY BANCORP, INC.

Date: June 28, 2023	By:	/s/ Kenneth A. Martinek
Kenneth A. Martinek
Chairman and Chief Executive Officer